Exhibit 99.1

For Immediate Release

VPG Reports Fiscal 2025 Second Quarter Results

MALVERN, Pa. (August 5, 2025) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement and sensing technologies, today announced its results for its fiscal 2025 second quarter ended June 28, 2025.

Second Fiscal Quarter Highlights (comparisons are to the comparable period a year ago):

•	Net revenues of $75.2 million decreased 2.8%.
•	Gross profit margin was 40.7% as compared to 41.9%
•	Adjusted gross profit margin* was 41.0%, as compared to 41.9%
•	Operating margin was 3.6% as compared to 7.6%.
•	Adjusted operating margin* was 4.8%, as compared to 7.6%.
•	Diluted net earnings per share of $0.02 compared to $0.34.
•	Adjusted diluted net earnings per share* of $0.17 compared to $0.31.
•	EBITDA* was $5.2 million with an EBITDA margin* of 7.0%.
•	Adjusted EBITDA* was $7.9 million with an adjusted EBITDA margin* of 10.5%.
•	Cash from Operating Activities was $6.0 million with Adjusted Free Cash Flow* of $4.7 million.

Ziv Shoshani, Chief Executive Officer of VPG, commented, “We were pleased with the positive sequential trends in the quarter, which reflected a moderately improved business climate.  Second quarter sales grew 4.8% sequentially, and total orders of $79.9 million grew 7.5% sequentially, our third consecutive quarter of order growth.  This resulted in a book-to-bill of 1.06, as our Measurement Systems and Sensors reporting segments recorded book-to-bill ratios of 1.20 and 1.12, respectively.”

Mr. Shoshani said: “Compared to the first quarter of 2025, we improved our adjusted gross margin, adjusted operating margin, and adjusted EBITDA, despite a $500 thousand negative impact from tariffs. This performance reflected a record quarterly gross margin for our Weighing Solutions segment.  In July 2025, we completed the sale of a building as part of our ongoing cost reduction and efficiency initiatives, and we used the $10.8 million in net proceeds to pay down our outstanding bank revolver balance, which is expected to save approximately $700 thousand in annual interest expense.”

Second Fiscal Quarter and Six-Month Financial Trends:

The Company's second fiscal quarter 2025 net earnings attributable to VPG stockholders was $0.3 million or $0.02 per diluted share, compared to net earnings of $4.6 million, or $0.34 per diluted share, in the second fiscal quarter of 2024.

In the six fiscal months ended June 28, 2025, net loss attributable to VPG stockholders were $0.7 million, or $0.05 per diluted share, compared to net earnings attributable to VPG stockholders of $10.5 million, or $0.78 per diluted share, in the six fiscal months ended June 29, 2024.

The second fiscal quarter 2025 adjusted net earnings* were $2.3 million, or $0.17 of adjusted diluted net earnings per share*, compared to $4.2 million or $ 0.31 of adjusted diluted net earnings per share* in the second fiscal quarter of 2024.

In the six fiscal months ended June 28, 2025, adjusted net earnings* were $2.7 million, or $0.21 of adjusted diluted net earnings per share*, compared to $9.8 million, or $0.73 of adjusted diluted net earnings per share* in the six fiscal months ended June 29, 2024.

Segment Performance:

The Sensors segment revenue of $26.6 million in the second fiscal quarter of 2025 decreased 8.0% from $28.9 million in the second fiscal quarter of 2024. Sequentially, revenue decreased 1.8% compared to $27.1 million in the first fiscal quarter of 2025. The year-over-year decrease in revenues was primarily attributable to lower sales of strain gages in our Other markets for consumer applications, which offset higher sales in the Test and Measurement market. Sequentially, the decrease primarily reflected lower sales of precision resistors in the Test and Measurement market.

Gross profit margin for the Sensors segment was 32.0% for the second fiscal quarter of 2025, which decreased from 38.3% in the second fiscal quarter of 2024 and increased from 30.1%in the first fiscal quarter of 2025. Adjusted for $0.1 million of start-up costs related to manufacturing consolidations, adjusted gross margin* was 32.2% in the second fiscal quarter of 2025. Adjusted for $0.2 million of start-up costs related to manufacturing consolidations, adjusted gross margin was 30.8% in the first fiscal quarter of 2025.  The year-over-year decrease in adjusted gross profit margin* was primarily due to lower volume, net tariffs costs, and manufacturing inefficiencies, partially offset by an increase in inventories. Sequentially, the higher adjusted gross profit margin* was primarily due to an increase inventories and favorable foreign currency exchange rates, which offset the impact of lower volume and net tariff costs.

The Weighing Solutions segment revenue of $29.4 million in the second fiscal quarter of 2025 increased 7.2% compared to $27.4 million in the second fiscal quarter of 2024 and was 11.3% higher than $26.4 million in the first fiscal quarter of 2025. The year-over-year increase in revenues was mainly attributable to higher sales in the Transportation market, as well as in our Other markets. Sequentially, the increase in revenues was primarily due to higher sales in the Transportation and Industrial Weighing markets, and in our Other markets for medical and precision agriculture applications.

Gross profit margin for the Weighing Solutions segment was 39.6% for the second fiscal quarter of 2025.  Gross profit margin increased compared to 37.6% in the second fiscal quarter of 2024 and 36.8% in the first fiscal quarter of 2025. Adjusted for $0.2 million of start-up costs related to new product introductions, adjusted gross margin* was 40.2% in the second quarter of 2025. The year-over-year increase in gross profit margin was primarily due to higher volume, favorable foreign exchange rates, and cost reductions. The sequential increase in gross profit margin primarily reflected higher volume and favorable foreign exchange rates, which offset the impact of net tariff costs.

The Measurement Systems segment revenue of $19.2 million in the second fiscal quarter of 2025 decreased 8.9% year-over-year from $21.0 million in the second fiscal quarter of 2024 and was 5.1% higher than $18.2 million in the first fiscal quarter of 2025. The year-over-year decrease was primarily attributable to decreased revenue in the Steel market, which offset higher sales in the Transportation and Avionics, Military and Space ("AMS") markets. Sequentially, the increase in revenue was primarily due to higher sales in the AMS market, which offset lower sales to the Transportation and Steel markets.

Gross profit margin for the Measurement Systems segment was 54.6%, compared to 52.4% in the second fiscal quarter of 2024, and 50.3% in the first fiscal quarter of 2025. The year-over-year increase in gross profit margin was primarily due to favorable product mix. The sequentially higher gross profit margin primarily reflected higher volume and favorable product mix.

Near-Term Outlook

“Given our backlog and the current market conditions, we expect net revenues to be in the range of $73 million to $81 million for the third fiscal quarter of 2025, at constant second fiscal quarter 2025 foreign currency exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information:

We define “adjusted gross profit margin” as gross profit margin before start-up costs. We define “adjusted operating margin” as operating margin before start-up costs, restructuring costs and severance costs. We define “adjusted net earnings” and “adjusted diluted net earnings per share” as net earnings attributable to VPG stockholders before start-up costs, restructuring costs and severance costs, foreign currency exchange gains and losses, and associated tax effects. We define “EBITDA” as earnings before interest, taxes, depreciation, and amortization. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation, and amortization, start-up costs, restructuring costs and severance costs, and foreign currency exchange gains and losses.

“Adjusted free cash flow” for the second fiscal quarter of 2025 is defined as the amount of cash generated from operating activities ($6.0 million) in excess of capital expenditures ($1.3 million), net of proceeds, if any, from the sale of assets ($0.0 million).

Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q.

Conference Call and Webcast:

A conference call will be held on Tuesday, August 5, 2025 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-833-470-1428 or internationally +1-404-975-4839 and use passcode 010019, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally 1-929-458-6194 and by using passcode 958597. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.

About VPG:

Vishay Precision Group, Inc. (VPG) is a leader in precision measurement and sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.

Forward-Looking Statements:

From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute “forward-looking”" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; significant developments from the recent and potential changes in tariffs and trade regulation; impact of inflation; potential issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, and health (including pandemics) instabilities; instability or disruption caused by military hostilities in the regions or countries in which we operate (including Israel); difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; our ability to execute our corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Steve Cantor

Vishay Precision Group, Inc.

781-222-3516

info@vpgsensors.com

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Statements of Operations

(Unaudited - In thousands, except per share amounts)

	Fiscal Quarter Ended
	June 28, 2025	June 29, 2024
Net revenues	$75,161	$77,359
Costs of products sold	44,567	44,952
Gross profit	30,594	32,407

Selling, general and administrative expenses	27,701	26,501
Restructuring costs	185	—
Operating income	2,708	5,906

Other (expense) income :
Interest expense	(550)	(649)
Other	(1,262)	1,701
Other (expense) income	(1,812)	1,052

Income before taxes	896	6,958

Income tax expense	592	2,316

Net earnings	304	4,642
Less: net earnings attributable to noncontrolling interests	56	39
Net earnings attributable to VPG stockholders	$248	$4,603

Basic earnings per share attributable to VPG stockholders	$0.02	$0.34
Diluted earnings per share attributable to VPG stockholders	$0.02	$0.34

Weighted average shares outstanding - basic	13,263	13,348
Weighted average shares outstanding - diluted	13,309	13,389

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Statements of Operations

(Unaudited - In thousands, except per share amounts)

	Six Fiscal Months Ended
	June 28, 2025	June 29, 2024
Net revenues	$146,902	$158,142
Costs of products sold	89,262	90,641
Gross profit	57,640	67,501

Selling, general and administrative expenses	54,412	53,895
Restructuring costs	580	782
Operating income	2,648	12,824

Other (expense) income :
Interest expense	(1,101)	(1,277)
Other	(1,938)	3,561
Other (expense) income	(3,039)	2,284

(Loss) Income before taxes	(391)	15,108

Income tax expense	260	4,634

Net (loss) earnings	(651)	10,474
Less: net earnings (loss) attributable to noncontrolling interests	43	(20)
Net (loss) earnings attributable to VPG stockholders	$(694)	$10,494

Basic (loss) earnings per share attributable to VPG stockholders	$(0.05)	$0.78
Diluted (loss) earnings per share attributable to VPG stockholders	$(0.05)	$0.78

Weighted average shares outstanding - basic	13,259	13,376
Weighted average shares outstanding - diluted	13,259	13,428

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Balance Sheets

(In thousands)

	June 28, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$90,375	$79,272
Accounts receivable, net	51,985	51,200
Inventories:
Raw materials	32,279	33,013
Work in process	30,730	27,187
Finished goods	23,320	23,960
Inventories, net	86,329	84,160

Prepaid expenses and other current assets	18,953	17,088
Assets held for sale	5,229	5,229
Total current assets	252,871	236,949

Property and equipment:
Land	2,412	2,316
Buildings and improvements	78,570	68,125
Machinery and equipment	136,575	132,938
Software	10,858	10,351
Construction in progress	2,335	11,246
Accumulated depreciation	(153,411)	(145,475)
Property and equipment, net	77,339	79,501

Goodwill	47,376	46,819
Intangible assets, net	40,194	41,815
Operating lease right-of-use assets	23,113	24,316
Other assets	24,661	21,535
Total assets	$465,554	$450,935

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Balance Sheets

(In thousands)

	June 28, 2025	December 31, 2024
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$10,344	$9,890
Payroll and related expenses	19,715	18,546
Other accrued expenses	23,481	19,725
Income taxes	247	880
Current portion of operating lease liabilities	4,321	3,998
Total current liabilities	58,108	53,039

Long-term debt	31,526	31,441
Deferred income taxes	3,868	3,779
Operating lease liabilities	19,212	19,928
Other liabilities	14,879	14,193
Accrued pension and other postretirement costs	6,706	6,695
Total liabilities	134,299	129,075

Equity:
Common stock	1,339	1,336
Class B convertible common stock	103	103
Treasury stock	(25,335)	(25,335)
Capital in excess of par value	203,537	202,783
Retained earnings	191,283	191,977
Accumulated other comprehensive loss	(39,716)	(48,897)
Total Vishay Precision Group, Inc. stockholders' equity	331,211	321,967
Noncontrolling interests	44	(107)
Total equity	331,255	321,860
Total liabilities and equity	$465,554	$450,935

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Statements of Cash Flows

(Unaudited - In thousands)

	Six Fiscal Months Ended
	June 28, 2025	June 29, 2024
Operating activities
Net (loss) earnings	$(651)	$10,474
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,889	7,859
Loss (gain) on sale of property and equipment	33	(155)
Share-based compensation expense	1,057	953
Inventory write-offs for obsolescence	1,649	1,163
Deferred income taxes	(881)	483
Foreign currency impacts and other items	397	(3,602)
Net changes in operating assets and liabilities:
Accounts receivable	1,614	4,925
Inventories	(1,525)	(4,155)
Prepaid expenses and other current assets	(1,214)	(2,733)
Trade accounts payable	329	1,081
Other current liabilities	3,294	(1,293)
Other non-current assets and liabilities, net	(1,012)	(841)
Accrued pension and other postretirement costs, net	232	(289)
Net cash provided by operating activities	11,211	13,870

Investing activities
Capital expenditures	(2,760)	(5,178)
Proceeds from sale of property and equipment	20	347
Net cash used in investing activities	(2,740)	(4,831)

Financing activities
Purchase of treasury stock	—	(5,887)
Distributions to noncontrolling interests	108	(40)
Payments of employee taxes on certain share-based arrangements	(256)	(854)
Net cash used in financing activities	(148)	(6,781)
Effect of exchange rate changes on cash and cash equivalents	2,780	(2,095)
Increase in cash and cash equivalents	11,103	163
Cash and cash equivalents at beginning of period	79,272	83,965
Cash and cash equivalents at end of period	$90,375	$84,128

Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	$732	$972
Supplemental disclosure of financing transactions:
Excise tax on net share repurchases accrued but not yet paid	—	41

VISHAY PRECISION GROUP, INC.

Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share

(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
As reported - GAAP	$30,594	$32,407	$2,708	$5,906	$248	$4,603	$0.02	$0.34
As reported - GAAP Margins	40.7%	41.9%	3.6%	7.6%	—%
Start-up costs	257	—	257	—	257	—	0.02	—
Restructuring costs	—	—	185	—	185	—	0.02	—
Severance cost	—	—	443	—	443	—	0.03	—
Foreign currency exchange loss (gain)	—	—	—	—	1,763	(1,289)	0.13	(0.10)
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	624	(836)	0.05	(0.06)
As Adjusted - Non GAAP	$30,851	$32,407	$3,593	$5,906	$2,272	$4,150	$0.17	$0.31
As Adjusted - Non GAAP Margins	41.0%	41.9%	4.8%	7.6%

	Gross Profit		Operating Income		Net (Loss) Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Six Fiscal Months Ended	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
As reported - GAAP	$57,640	$67,501	$2,648	$12,824	$(694)	$10,494	$(0.05)	$0.78
As reported - GAAP Margins	39.2%	42.7%	1.8%	8.1%
Start-up costs	720	—	720	—	720	—	0.06	—
Restructuring costs	—	—	580	782	580	782	0.04	0.06
Severance cost	—	—	443	347	443	347	0.03	0.03
Foreign currency exchange loss (gain)	—	—	—	—	2,735	(2,878)	0.21	(0.21)
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	1,044	(1,074)	0.08	(0.08)
As Adjusted - Non GAAP	$58,360	$67,501	$4,391	$13,953	$2,740	$9,819	$0.21	$0.73
As Adjusted - Non GAAP Margins	39.2%	42.7%	2.2%	8.8%

VISHAY PRECISION GROUP, INC.

Reconciliation of Adjusted Gross Profit by segment

(Unaudited - In thousands)

	Fiscal Quarter Ended
	June 28, 2025	June 29, 2024	March 29, 2025
Sensors
Net revenues	$26,563	$28,869	$27,056

As reported - GAAP	$8,487	$11,066	$8,147
As reported - GAAP Margins	32.0%	38.3%	30.1%
Start-up costs	79	—	187
As Adjusted - Non GAAP	$8,566	$11,066	$8,334
As Adjusted - Non GAAP Margins	32.2%	38.3%	30.8%

Weighing Solutions
Net revenues	$29,428	$27,447	$26,438

As reported - GAAP	$11,646	$10,310	$9,717
As reported - GAAP Margins	39.6%	37.6%	36.8%
Start-up costs	178	—	276
As Adjusted - Non GAAP	$11,825	$10,310	$9,993
As Adjusted - Non GAAP Margins	40.2%	37.6%	37.8%

Measurement Systems
Net revenues	$19,170	$21,043	$18,246

As reported - GAAP	$10,461	$11,031	$9,182
As reported - GAAP Margins	54.6%	52.4%	50.3%
As Adjusted - Non GAAP	$10,461	$11,031	$9,182
As Adjusted - Non GAAP Margins	54.6%	52.4%	50.3%

VISHAY PRECISION GROUP, INC.

Reconciliation of Adjusted EBITDA

(Unaudited - In thousands)

	Fiscal Quarter Ended
	June 28, 2025	June 29, 2024	March 29, 2025
Net earnings (loss) earnings attributable to VPG stockholders	$248	$ 4,603	$ (942)
Interest Expense	550	649	550
Income tax (benefit) expense	592	2,316	(332)
Depreciation	2,872	2,992	3,056
Amortization	982	924	979
EBITDA	5,244	11,484	3,311
EBITDA MARGIN	7.0%	14.8%	4.6%
Restructuring costs	185	—	395
Severance cost	443	—	—
Start-up costs	257	—	463
Foreign currency exchange loss (gain)	1,763	(1,289)	972
ADJUSTED EBITDA	$ 7,892	$ 10,196	$ 5,141
ADJUSTED EBITDA MARGIN	10.5%	13.2%	7.2%